Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Director, Communications	Director, Investor Relations
Force Protection, Inc.	Force Protection, Inc.
843.574.3866	843.574.3892
tommy.pruitt@forceprotection.net	wes.harris@forceprotection.net

Force Protection Receives $46.6 Million Award for Delivery of 40 Buffalo Vehicles

~Follows $11.4 Million Award for Cougar Vehicle Field Support~

LADSON, S.C. — April 6, 2011 — Force Protection Industries, Inc., a Force Protection Inc. (NASDAQ:FRPT), group company, today announced that it has received contract M67854-11-C-5063 from the United States Marine Corps Systems Command with an approximate value of $46.6 million.  The award is a Foreign Military Sale (FMS) for 40 Program of Record (POR) Buffalo Mine Protected Clearance Vehicles (MPCV). All work under this contract will be performed in Ladson, SC and is expected to be completed by September 30, 2011.

Randy Hutcherson, Chief Operating Officer for Force Protection Industries, Inc., said, “The demand for Buffalo continues to be solid due to its effectiveness as the premier route clearance vehicle available today.  Buffalos have saved untold numbers of lives over the last several years in combat operations in Iraq and Afghanistan. We are extremely proud to provide these vehicles to conduct the critical work of clearing the way for coalition troops in harm’s way.”

Separately, Force Protection Industries, Inc. was awarded on March 30, 2011 a firm fixed price modification to existing contract M67854-07-D-5031 for approximately $11.4 million for a 10-month renewal of 46 field service representatives to install liner blanket kits, modernization safety kits, and conduct general maintenance work on the Cougar Mine Resistant Ambush Protected (MRAP) vehicle fleet supporting Operation Enduring Freedom and Operation New Dawn.  All work will be performed in Afghanistan and Iraq, and will be completed by Dec. 31, 2011.

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  The Company’s specialty vehicles, including the Buffalo, Cougar, Ocelot and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (commonly referred to as roadside bombs).  Complementing these efforts, the Company is designing, developing and marketing the JAMMA, a new vehicle platform that provides increased modularity, transportability, speed and mobility.  The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats.  In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of skilled field service representatives, and advanced driver and maintenance training programs.  For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth, demand and interest for Force Protection’s services and vehicles, including the Buffalo and Cougar; expectations for future modernization and service-related contracts for the Cougar; the benefits and suitability of the Buffalo and Cougar, including related survivability enhancements; the ability to meet current and future requirements, including expected work completion dates; the Company’s execution of its business strategy and strategic transformation, including its opportunities to grow the business; and, the Company’s expected financial and operating results, including its revenues, cash flow and gross margins, for future periods.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, the ability to effectively manage the risks in the Company’s business; the ability to win future awards and finalize contracts; the ability to develop new technologies and products and the acceptance of these technologies and products; and the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

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